Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Grupo Financiero Galicia S.A. of our report dated April 25, 2025, except with respect to the recast of the financial statements to measure them in equivalent purchasing power units as of March 31, 2025, which is as of June 9, 2025, relating to the financial statements and the effectiveness of internal control over financial reporting which appears in Grupo Financiero Galicia S.A.'s Current Report on Form 6-K dated June 10, 2025. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PRICE WATERHOUSE & CO. S.R.L.
Buenos Aires, Argentina
June 10, 2025